FOR IMMEDIATE RELEASE

CONTACT
Andrew Meyers
President and CEO
Langer, Inc.
(631) 667-1200
ameyers@langerinc.com

               LANGER, INC. COMPLETES ACQUISITION OF SILIPOS, INC.

  - Accretive Transaction Significantly Increases Size of Langer and Scope of
                               Product Offerings

      - Appoints Acting Chief Operating Officer in Connection with Closing

DEER PARK, NY-- October 1, 2004 -- Langer Inc. (NasdaqSC: GAIT) is pleased to announce the completion of its acquisition of Silipos, Inc. from SSL
International plc ("SSL"). Silipos is a leading manufacturer of gel-based products focused on the orthopedic, prosthetic and skincare markets, and operates out of a 40,000 square-foot manufacturing facility in Niagara Falls, NY as well as a sales and marketing office in New York City.

The acquisition has an aggregate transaction value of $15.5 million, including
$5.0 million of cash paid at closing, a $7.5 million promissory note due on or before March 31, 2006 and a second $3.0 million promissory note due on or before
December 31, 2009. Up to $2.5 million of additional payments may be made to SSL in the future under certain circumstances.

"The completion of this acquisition represents a significant step in the development of our company," said Langer President and CEO Andrew H. Meyers. "In
February 2001, when the current Langer management group invested in Langer, the
Company was generating approximately $11 million in annual revenues. Through the integration of previous acquisitions, organic growth, and now with the Silipos acquisition, Langer's pro forma annual revenues will approximate $44 million. In addition, we expect that this acquisition will improve our consolidated gross profit margin by approximately 7 percentage points and increase our operating cash flow. We believe this added scale and profitability will substantially improve our ability to execute our stated strategy of growth both organically as well as through targeted acquisitions."

Mr. Meyers continued: "We believe this combination will improve the strategic positioning of both Langer and Silipos in their core markets. We anticipate that the two businesses will be able to leverage their customer relationships to drive organic growth through an expanded range of products, enhanced research and development capabilities that take advantage of Silipos' patent protected technologies, and the exploitation of Langer and Silipos management's expertise across each of our business lines. As such, we believe the combination of Langer and Silipos will broaden our ability to compete in our identified markets and augment our ability to serve customers with leading orthopedic and prosthetic products. In addition, Silipos' skincare business provides the company with an entry into the multi-billion dollar cosmeceutical market, rounding out our strategy focused on the orthopedic, which includes orthotic and prosthetic products, and skincare markets. In terms of geographical focus, this combination has the added benefit of significant overlap in the North American market, while at the same time providing increased scale and product breadth in our UK operations. Langer and Silipos each have a strong presence in the UK and we expect this combination will yield dividends as the teams work together to better serve their customers."

Mr Meyers added: "Lastly, on a personal note, we would like to welcome all of the Silipos associates to our Company. Silipos has a solid base of dedicated employees as well as a strong management team that brings significant experience to bear on their business. We look forward to working with them as partners to grow the combined company."

In connection with the closing, Langer is also pleased to announce the appointment of W. Gray Hudkins as Acting Chief Operating Officer. Prior to
joining Langer, Mr. Hudkins served as Director of Corporate Development for
Clarus Corporation and Net Perceptions, Inc., and as a Principal for Kanders &
Company. In his role at Kanders & Company, Mr. Hudkins advised Langer on the purchase of Silipos, and brings experience in operations and corporate development to his position. Commenting on the appointment, Mr. Meyers stated,
"Gray has served an important role for Langer by spearheading the Silipos acquisition process. He brings experience in a number of different disciplines that will strengthen our management team. We are delighted to welcome him aboard."

Langer, Inc., based in Deer Park, Long Island, New York, with additional fabricating facilities in Brea, California, Montreal, Canada and Stoke-On-Trent,
UK, and a sales office in Toronto, Canada, is a leading provider of high quality orthotics and gait-related products sold to practitioners treating musculo-skeletal disorders.

Statements in this press release may be "forward-looking statements." These statements can be identified by the use of forward-looking terminology such as
"believes," "expects," "plans," "intends," "estimates," "projects," "could,"
"may," "will," "should", or "anticipates" or the negative thereof, other variations thereon or comparable terminology, or by discussions of strategy. No assurance can be given that future results covered by the forward-looking statements will be achieved. Such forward-looking statements include, but are not limited to, those relating to the Langer's financial and operating prospects, future opportunities, Langer's ability to acquire suitable companies and to successfully integrate acquired companies and assets, outlook of customers, and reception of new products, technologies, and pricing. In addition, such forward looking statements involve known and unknown risks, uncertainties, and other factors including those described from time to time in the Langer's Registration Statement on Form S-3, most recent Form 10-K and
10-Q's and other Langer filings with the Securities and Exchange Commission which may cause the actual results, performance or achievements of Langer to be materially different from any future results expressed or implied by such forward-looking statements. Also, Langer's business could be materially adversely affected and the trading price of the Langer's common stock could decline if any such risks and uncertainties develop into actual events. Langer undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.